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                                                                    Exhibit 10.8

                         MAINTENANCE SERVICES AGREEMENT

      This MAINTENANCE SERVICES AGREEMENT (the "Maintenance Agreement" or "Agreement") is made and entered into as of the 11th day of October, 1997 (the "Effective Date"), by and between PATHNET, INC. (hereinafter "PathNet"), a Delaware corporation, and KN ENERGY, INC. (hereinafter, "Incumbent"), a Kansas corporation, (collectively, the "Parties" and each, a "Party").

                                   WITNESSETH:

      WHEREAS, PathNet is engaged in the business of creating high-capacity, digital microwave communications systems for purposes of marketing the long distance telecommunications capacity created by such systems;

      WHEREAS, Incumbent and PathNet have entered into a Fixed Point Microwave Services Agreement pursuant to which, among other things, PathNet has agreed to construct and install a high-capacity digital microwave system utilizing Incumbent's microwave telecommunications assets;

      WHEREAS, PathNet wishes to engage the services of Incumbent to provide routine and corrective maintenance on Incumbent's Equipment and System and to maintain Incumbent's Segment of the PathNet network at a minimal level of acceptability to ensure overall effective operations;

      WHEREAS, Incumbent wishes to maintain such System for PathNet,

      NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:


1.    DEFINITIONS

      1.1   Certain Definitions

            1.1.1 "1 x 1" shall mean microwave radio configuration consisting of a primary and a standby protect radio.

            1.1.2 "Affiliate" shall mean with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.


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            1.1.3 "Build-Out Period" shall mean the period of time between final design approval and final testing and acceptance during which the Initial System is installed.

            1.1.4 "Capacity Expansion" shall mean the increase in telecommunication channels that the System is able to transmit, receive and transport above those created by the installation of the Initial System, achieved by an addition to or change in Equipment.

            1.1.5 "Commissioning/Commissioned" shall mean, with respect to each Path or Segment, the date on which such Path or Segment is fully operational, has undergone site acceptance testing and circuits are available for operations.

            1.1.6 "Critical Service Levels" shall mean the service levels and standards of operations set forth in Schedule B that are essential for PathNet to provide reliable, error free traffic to IXCs or other customers for capacity.

            1.1.7 "Drop and Insert" shall mean that process wherein a part of the information carried in a transmission system is demodulated (dropped) at an intermediate point and different information is entered (inserted) for subsequent transmission.

            1.1.8 "Equipment" shall mean any and all digital microwave radios, radio components, cards, antennas, waveguides, multiplexers (OC-3 to DS-1) and other equipment or parts as required for the operation of the System provided and installed by PathNet and subject to Incumbent's Maintenance obligations under this Maintenance Agreement, as listed on Schedule D attached hereto.

            1.1.9 "FAA" shall mean the Federal Aviation Administration or any other federal agency at the time administering tower registration requirements and regulations.

            1.1.10 "Facilities" shall mean the Incumbent's towers, buildings and sites used for the purpose of operating the microwave communications System described in Schedule F to this Maintenance Agreement.

            1.1.11 "FCC" shall mean the Federal Communications Commission or any other federal agency at the time administering the Telecommunications Act of 1934, as amended; the Telecommunications Act of 1996, as amended; and the rules and regulations promulgated thereunder.

            1.1.12 "Field Technician" shall mean Incumbent's employees, agents or subcontractors certified by PathNet to provide Maintenance, pursuant to Schedule G of this Maintenance Agreement, as they may change and be recertified from time to time.


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            1.1.13 "Force Majeure Event" shall mean an event as defined in
            Section 14.3 of this Maintenance Agreement.

            1.1.14 "FPM Agreement" shall mean the Fixed Point Microwave Services Agreement by and between PathNet and Incumbent, dated September 17, 1997.

            1.1.15 "Initial System" shall mean the initial system with a 1 x 1 configuration which is comprised of the first 84 DS-1's (which is equivalent to 2,040 DS-0's) of the System and the System's 84 DS-1 protect channels.

            1.1.16 "Interconnection" shall mean the point at which a private network is connected to the publicly switched telephone network ("PSTN"). It can include IXC points of presence, tandem access points, the central office, internet service providers or major industrial customer points of presence. Interconnection can be microwave or other media.

            1.1.17 "IXC" shall mean an inter-exchange carrier; a telephone company that provides long-distance telephone service between LATA's but not within any one LATA.

            1.1.18 "Losses" shall mean all losses, liabilities, damages and claims, and all related costs and expenses, including reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties.

            1.1.19 "Maintenance" shall mean the ongoing and scheduled inspections, ongoing and scheduled repair, ongoing and scheduled prevention of repair, and unscheduled, on-call corrective action or maintenance of any and all Equipment necessary for the System to operate in accordance with the Performance Standards as set forth in this Maintenance Agreement and its Schedules.

            1.1.20 "Maintenance Test Equipment" shall mean used or owned equipment (including methods and tools) required to test and maintain the Equipment and System in accordance with the Performance Standards of this Maintenance Agreement and its Schedules.

            1.1.21 "Monthly Services Charge" shall be as set forth in Section 5 and Schedule C of this Maintenance Agreement.

            1.1.22 "Network Monitoring Center" shall mean the center established by PathNet to monitor Incumbent's System and other Systems comprising the PathNet network.

            1.1.23 "Order Wire" shall mean a service channel consisting of a 64 kb/sec circuit between sites.


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            1.1.24 "Outage" shall mean any unscheduled interruption in telecommunication services along the Segment that occurs after ten
            (10) consecutive severely errored seconds have occurred. (Outage is usually measured in outage seconds.)

            1.1.25 "Pass-Through Expenses" shall mean Incumbent's reasonable and actual out-of-pocket expenses to be paid and reimbursed by PathNet that are outside (i) of the Services obligations and costs of Incumbent pursuant to this Maintenance Agreement or (ii) the scope of this Maintenance Agreement.

            1.1.26 "Path" shall mean the physical spatial separation between point-to-point towers, housing and microwave antenna.

            1.1.27 "Person" shall mean any individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company or other entity of any kind or any governmental authority.

            1.1.28 "Performance Standards" shall mean individually and collectively the quantitative and qualitative performance standards and commitments for the services contained in this Maintenance Agreement, including, but not limited to, the Critical Service Levels.

            1.1.29 "Preventive Maintenance" shall mean the ongoing and scheduled Maintenance required for the normal operations of the Equipment and System, as more fully described in Schedule A.

            1.1.30 "Remedial Maintenance" shall mean unscheduled, on-call Maintenance (i) to correct an Outage, (ii) to restore operations to above Critical Service Levels, or (iii) to restore the Equipment and the System to good operating condition, as more fully described in Schedule A.

            1.1.31 "Segment" shall me an the portion of a microwave communications network existing between two geographic points. For purposes of this Maintenance Agreement, Segment A is the portion of Incumbent's microwave communications network between Casper, Wyoming and Minden, Nebraska. Segment B is the portion of Incumbent's microwave communications network between Lisco, Nebraska and Lakewood, Colorado.

            1.1.32 "Services" shall be as defined in Section 3 and Schedule A of this Maintenance Agreement.

            1.1.33 "Site" shall mean a physical location on which a tower or other structure is located which houses such microwave antenna, radios and other communications equipment.

            1.1.34 "SONET" shall mean Synchronous Optical Network.


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            1.1.35 "Spare Parts" shall mean equipment and parts provided by
            PathNet to Incumbent pursuant to the performance of Incumbent's maintenance obligations hereunder, as set forth in Schedule E-1.

            1.1.36 "Stocking Depot" shall mean an enclosed and reasonably protected storage facility required for housing the Spare Parts inventory.

            1.1.37 "Subcontractor" shall mean without limitation, any firm, corporation, or person working directly or indirectly for a company that furnishes or performs a portion of the work, labor or material.

            1.1.38 "System" shall mean the high-capacity digital SONET microwave radio equipment (6 Hz/30 MHz) antenna, waveguides, components, Facilities and FCC licenses, installed and assembled capable of transmitting, receiving and transporting telecommunications signals over the segment, as set forth in Schedule F.

      1.2   Other Terms

      Other Terms used in this Maintenance Agreement are defined in the context in which they are used and shall have the meaning, there indicated.

2.    TERM

      2.1 Term

      The term of this Maintenance Agreement shall be one (1) year from the Effective Date (the "Term"). The Services and charges for the Services shall commence upon the Commissioning of the Initial System on any Segment. The Commissioning shall occur as agreed upon by PathNet and Incumbent pursuant to the acceptance procedures of the FPM Agreement and shall be set forth in Schedule H, attached hereto.

      2.2 Extension

      This Maintenance Agreement shall be renewed automatically for successive, one-year renewal terms and shall terminate upon expiration of the FPM Agreement; provided that (i) Incumbent does not give PathNet notice at least ninety (90) days before expiration of the term indicating that Incumbent will terminate this Agreement for convenience, pursuant to
      Section 9.2 hereof; (ii) PathNet does not provide notice to Incumbent that PathNet will not renew the contract due to Incumbent's failure to perform the Services pursuant to Section 7.2 hereof; or (iii) either Party does not terminate this Agreement for cause pursuant to Section 9.1 hereof.


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3.    SERVICES

      3.1   Provision of Services

            3.1.1 General. Upon Commissioning, Incumbent shall provide the following Maintenance services, functions and responsibilities on the Equipment identified in Schedule D and at the Facilities identified in Schedule F, as such Equipment may evolve or be supplemented, enhanced, modified or replaced during the Term (the "Services"):

                  (a) the services, functions and responsibilities described in this Maintenance Agreement and its Schedules; and

                  (b) the services, functions and responsibilities performed by Incumbent's personnel and Subcontractors during the twelve (12) months preceding the Effective Date who were responsible for maintaining the existing telecommunications system, even if the service, function or responsibility is not specifically described in this Maintenance Agreement.

                  (c) Upon execution of this Maintenance Agreement and prior to the Commissioning, Incumbent shall continue to perform the maintenance duties on the Facilities during the Build-out Period, as performed during the twelve
                        (12) months preceding the Effective Date.

            3.1.2 Implied Services. If any services, functions or responsibilities not specifically described in this Maintenance Agreement are required for the proper performance and provision of the Services, they shall be deemed to be implied by and included within the scope of the Services to the same extent and in the same manner as if specifically described in this Agreement. Except as otherwise expressly provided in this Maintenance Agreement, Incumbent shall be responsible for providing the facilities, personnel and other resources required to perform the Services.

3.2   Services Requirements

      3.2.1 Timing of Service.

                  (a) General. Incumbent shall perform all Services in at least the intervals and time periods set forth in Schedule A.

                  (b) Outage Critical Service Levels, Other Adverse Impacts. In the event of an (i) Outage, (ii) degradation of the System's operation


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                        below Critical Service Levels, or (iii) any other
                        problem that threatens to adversely impact the System or the integrity of the System, Incumbent shall be on-site at any Incumbent Facility as required to provide Remedial Maintenance within two (2) hours of receipt of a Trouble Ticket and shall repair the System to normal operations within a cumulative mean time of four (4) hours after the receipt of a Trouble Ticket. Notwithstanding the foregoing, Incumbent shall make reasonable efforts to ensure that all capacity is restored to service as promptly as practical in order to restore service after an Outage.

      3.2.2 Dispatch and Notification.

                  (a) Dispatch. Incumbent shall make Field Technicians available to provide Services twenty-four (24) hours a day, seven (7) days a week. PathNet shall provide System monitoring from the Network Monitoring Center twenty-four (24) hours a day, seven (7) days a week for reporting of System failures. Incumbent must include in Exhibit A-1 to Schedule A procedures and personnel involved, including an escalation list of individuals responsible for repairing the System to normal operations, in the event of a Field Technician dispatch which procedures shall be approved by PathNet.

                  (b) Notification. Notification shall be deemed to be received by Incumbent upon initiation and notification of a Trouble Ticket. The Network Monitoring Center shall initiate a Trouble Ticket pursuant to the procedures set forth in Section 3.2.6 of Schedule B.

3.3    Services Exclusions

      3.3.1 Towers and Shelters. Except as provided in the Section 2 of Schedule A, this Maintenance Agreement does not include maintenance obligations for any tower, tower lighting, FCC or FAA tower regulatory requirement or equipment shelter which shall be owned and maintained by Incumbent outside of the scope of this Agreement; provided, however, that Incumbent shall maintain such towers and shelters as required to support the continuous and reliable operation of the System and network without material degradation to either the Equipment or System.

      3.3.2 Other Exclusions. In the event that telephone lines, equipment or interconnections provided by or required by third parties is used in conjunction with PathNet's Equipment, Incumbent shall have no maintenance obligation or responsibility for such telephone lines or third-party equipment. Incumbent shall, upon request by PathNet, assist in repairing those lines so all equipment and


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      systems are operational; provided that PathNet shall adjust the Monthly
      Service Charge pursuant to Section 5.4 of this Maintenance Agreement.

4.    EQUIPMENT; FACILITIES

      4.1   Equipment

      The Equipment that Incumbent shall be responsible for maintaining in the performance of the Maintenance Services are set forth in Schedule D, and may be amended from time to time as such Equipment may change or may be replaced, modified, or enhanced over time as a result of new technology; provided that PathNet shall provide written notice to Incumbent of any such Amendment. In the event of a Capacity Expansion under the FPM Agreement, PathNet shall supplement and modify the Equipment set forth in Schedule D to include any additional Equipment required for such Capacity Expansion.

      4.2   Spare Parts; Replacement Equipment

            4.2.1 Spare Parts. PathNet shall provide and Incumbent shall store Spare Parts to the Equipment at the Storage Depot in the type and quantity as agreed upon and as set forth in Schedule E; provided that Incumbent may supplement the Spare Parts beyond Incumbent's designated allocation of Spare Parts at its sole discretion. Incumbent shall store such Spare Parts at appropriate depots to allow for a reasonable response within the time parameters set forth in Section 3.2 and Schedule A of this Maintenance Agreement. PathNet, through the Network Management Center, shall assist Incumbent in identifying modules or Spare Parts necessary to expedite any required repairs. Incumbent shall utilize the modular exchange program that PathNet has established in order to maintain an adequate inventory of Spare Parts. Incumbent shall be responsible for notifying PathNet of any shortages in type or quantities of Spare Parts required to meet Incumbent's obligations to provide Services under this Maintenance Agreement; provided that PathNet shall ship any such requested Spare Parts in accordance with the Spare Parts shipping procedures set forth in Schedule G.

            4.2.2 Replacement Equipment. At its sole discretion, PathNet may replace any Equipment, provided that such Equipment does not materially degrade the Initial System and PathNet provides reasonable notice of such replacement to Incumbent. Upon reasonable notice to Incumbent that any such Equipment requires replacing, Incumbent shall be responsible for providing the labor and other associated costs of installing any such Equipment, pursuant to any Monthly Services Charge adjustment set forth in Section 5.4 of this Maintenance Agreement.

      4.3   Facilities


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      Incumbent shall be responsible for performing the Services at the
      Facilities as set forth in Schedule F. Pursuant to the FPM Agreement, the Facilities shall be maintained at the environmental conditions necessary to support the Equipment, in accordance with the manufacturers' specifications set forth in the FPM Agreement.

5.    CHARGES

      5.1   General

      All Monthly Services Charges to be paid by PathNet to Incumbent, upon Commissioning of any Segment, are set forth in this Section 5 or in
      Section 2.1 of Schedule C. PathNet shall not be required to pay Incumbent any amounts for the Services in addition to those payable to Incumbent under this Section 5 or Schedule C, except as provided for in Section 2.2 of Schedule C.

      5.2 Pass-Through Expenses

      Pass-Through Expenses shall be paid directly by PathNet or through Incumbent upon PathNet's prior approval and acceptance of such Pass-Through Expenses. If the Parties agree that a particular Pass-Through Expense is to be paid by PathNet directly, Incumbent shall promptly provide PathNet with the original invoice for such expense.

      5.3 Taxes

      The Parties' respective responsibilities for taxes arising under or in connection with this Maintenance Agreement shall be as follows:

            5.3.1 Each Party shall be responsible for any personal or real property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts.

            5.3.2 PathNet shall be responsible for any sales, use, excise, value-added services, consumption, and other taxes and duties payable by Incumbent on any goods or services used or consumed in providing the Services, where the tax is imposed on Incumbent's acquisition or use of such goods or services and the amount of tax is measured by Incumbent's costs in acquiring such goods or services; provided, however, that PathNet shall not be responsible for any Federal, state or local income taxes of Incumbent or franchise taxes.

      5.4 New Services

      PathNet shall pay Incumbent for the performance of any new Services requested by PathNet and accepted by Incumbent outside of the core Services for maintenance. PathNet shall pay for such new Services as agreed upon by the Parties based on the


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      procedures set forth in Section 2.2 of Schedule C. Such new Services may include, without limitation: (i) performance of services at the interconnection facilities between PathNet's network and the System, (ii) cost of Equipment removal upon PathNet's termination of this Maintenance Agreement, or (iii) any other services not included in the Services as defined in this Maintenance Agreement.

6.    INVOICING AND PAYMENT

As calculated from the Monthly Services Charges and any and all charges for New Services and Pass-Through Expenses, pursuant to Schedule C, Incumbent shall send PathNet a quarterly invoice covering the fees and charges for the last quarter for the prior three months' Services. PathNet shall pay the amount of each quarterly invoice within thirty (30) days of receipt by PathNet. Such Monthly Service Charges shall be due and payable whether or not the Equipment is operating. Any and all disputes with regard to charges payable under this Maintenance Agreement shall be settled in accordance with Section 15 of this Agreement.

7.    PERFORMANCE STANDARDS

      7.1   General

      Incumbent shall perform the Services at least to the level and degree of accuracy, quality, completeness, timeliness, responsiveness and efficiency as set forth in the Critical Service Levels in Schedule B. At all times, Incumbent's level of performance shall meet Performance Standards as identified in this Maintenance Agreement and its Schedules and shall be consistent with industry standards.

      7.2   Failure to Perform

            7.2.1 Incumbent recognizes that its failure (i) to meet any Critical Service Level, (ii) correct any Outage, or (iii) remedy any other problem that threatens to adversely impact the operation of the System may have a material adverse impact on the business and operations of PathNet. Accordingly, in the event that Incumbent repeatedly (i) fails to meet any Critical Service Level, (ii) correct any Outage, or (iii) remedy any other problem that threatens to adversely impact the operation of the System for reasons other than the wrongful actions of PathNet or circumstances that constitute Force Majeure under this Maintenance Agreement, PathNet, at its sole discretion, may elect (i) to not renew this Maintenance Agreement or (ii) to supplement the provision of Services as provided by Incumbent by appointing a new Maintenance provider.

            7.2.2 In the event of any problem affecting the operation of the System (including, without limitation, the events listed in Section 7.2.1), Incumbent shall (i) investigate and report to PathNet the causes of such problem or in the event of


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            an Outage; (ii) advise PathNet of the status of remedial efforts being undertaken with respect to such problems; (iii) correct the problem as soon as practical and restore the System's operation to the Critical Service Levels; and (iv) take appropriate preventive measures so that the problem does not recur.

            7.2.3 PathNet or its designee shall have the right to free, full and immediate access to any and all affected Facilities to repair the Equipment or System and to supplement the Services if operations fall below the Performance Standards; provided such supplemental Maintenance will not degrade the operation of the Initial System. Upon PathNet's prior notification, Incumbent shall reasonably cooperate with PathNet or its designee, including providing any escorts necessary for PathNet to supplement the Services.

            7.2.4 In the event PathNet either (i) does not renew this Agreement or (ii) supplements the Services, Incumbent shall have the right to continue to maintain the Initial System at Incumbent's sole expense, so long as such maintenance shall not impact PathNet's ability to maintain the System.

8.    PERIODIC REVIEWS; AUDIT RIGHTS; SAVINGS CLAUSE

      8.1   Reviews

            8.1.1 Annual Review. As part of the annual renewal of this Maintenance Agreement, PathNet and Incumbent shall review the Critical Service Levels and the Monthly Service Charges paid to Incumbent. PathNet and Incumbent shall make adjustments to the Critical Service Levels, as appropriate, to reflect (i) improved performance capabilities associated with advances in technology and methods to perform the Services and (ii) modifications in the performance requirements of PathNet's Customer. The Parties expect and understand that the Critical Service Levels may improve over time. PathNet and Incumbent shall make adjustments pursuant to Schedule C to the Monthly Service Charges to reflect the material changes in the performance of the Services in accordance with any such revised Critical Service Levels.


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            8.1.2 Maintenance Test Equipment. Incumbent shall utilize the necessary measurement and monitoring tools and procedures, including, but not limited to, the Maintenance Test Equipment as set forth in Exhibit E-2 to Schedule E and other equipment necessary to measure and to report operational performance of the System against the applicable Critical Service Levels. Such measurement and monitoring tools and equipment shall permit reporting at a level of detail sufficient to verify compliance with Critical Service Levels and shall be reviewable by PathNet upon reasonable notice. Upon request by PathNet, Incumbent shall provide PathNet with information and access to such tools and procedures for purposes of verification.

      8.2   Audit and Inspection Rights

            8.2.1 Incumbent shall maintain accurate logs and dispatch reports, recording any reported Outages or operations below Critical Service Levels and the appropriate actions taken to restore service. PathNet shall have the right to audit any and all reports maintained by Incumbent. These reports shall be available to PathNet for its inspection at Incumbent's Facilities and a copy of the compilation of these reports is to be forwarded to PathNet on a quarterly basis.

            8.2.2 PathNet shall have the right to inspect the Facilities and Equipment Maintenance at any time upon reasonable notice to Incumbent and to supplement such Maintenance during PathNet's inspection; provided PathNet complies with any and all Incumbent security procedures.

      8.3   Savings Clause

      PathNet's failure to perform any of its responsibilities set forth in this Agreement (other than as provided in Section 9.1.2) shall not be deemed to be grounds for non-performance by Incumbent; provided, however, that Incumbent's non-performance of its obligations under this Agreement shall be excused if, and to the extent, (i) such Incumbent non-performance results from PathNet's failure to perform its responsibilities, and (ii) Incumbent provides PathNet with reasonable notice of such non-performance and uses commercially reasonable efforts to perform, notwithstanding PathNet's failure to perform (with PathNet reimbursing Incumbent for its additional Pass-Through Expenses for such efforts).


9.    TERMINATION

      9.1   Termination for Cause

            9.1.1 In the event that Incumbent: (i) commits a material breach of this Maintenance Agreement, which breach is not cured within thirty
            (30) days after notice of breach from PathNet to Incumbent or (ii) commits numerous breaches of


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            its duties or obligations which collectively constitute a material breach of this Maintenance Agreement, PathNet may, by giving reasonable written notice to Incumbent, terminate this Maintenance Agreement, in whole or in part, as of the date specified in the notice of termination. If PathNet chooses to terminate this Maintenance Agreement in part, the charges payable to Incumbent under this Maintenance Agreement will be equitably adjusted to reflect those services that are terminated.

            9.1.2 In the event that PathNet fails: (i) to pay Incumbent undisputed charges due under this Agreement totaling at least Five Thousand ($5,000) Dollars and fails to make such payment within thirty (30) days of notice from Incumbent of the failure to make such payment or (ii) upon thirty (30) days' prior written notice from Incumbent to PathNet, otherwise fails to fulfill its obligations, Incumbent may, by giving written reasonable notice to PathNet, terminate this Maintenance Agreement as of the date specified in the notice of termination.

      9.2   Termination for Convenience

      Incumbent may terminate this Maintenance Agreement for convenience and without cause at any time by giving PathNet at least on-hundred and twenty
      (120) days' prior written notice before the end of the Term of this Maintenance Agreement indicating that Incumbent will not renew this Maintenance Agreement; provided, however, that PathNet, its Affiliates, agents or Subcontractors may, at PathNet's sole discretion, supplement or perform the Services set forth in this Maintenance Agreement.

      9.3   Termination or Expiration Assistance

      In the event (i) Incumbent terminates this Maintenance Agreement for convenience; (ii) PathNet does not renew this Maintenance Agreement because of Incumbent's failure to perform, or (iii) this Maintenance Agreement expires, PathNet shall propose and Incumbent shall approve, which approval shall not be unreasonably withheld, a third-party, independent Maintenance provider, at least forty-five (45) days before termination or expiration of this Agreement to provide the Services at Incumbent's Facilities. Such independent Maintenance provider shall assume the obligation of Incumbent for any successive terms coterminous with the remaining term of the FPM Agreement, unless such provider is replaced by PathNet before the expiration of the term of this Maintenance Agreement or any extension thereof. In the event either Party terminates this Agreement for cause, PathNet shall provide a third-party Maintenance provider to perform the Services, and Incumbent shall reasonably cooperate with such provider. Upon termination for any reason or expiration of this Maintenance Agreement, PathNet shall have the right to full and free access to all Facilities to supplement or perform the Services in accord with the Performance Standards.


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10.   RELATIONSHIP OF THE PARTIES

Nothing in this Maintenance Agreement will imply a joint venture, partnership, or principal-agent relationship between the Parties. Neither Party will have any right, power or authority to act or create any obligation, express or implied, on behalf of the other Party, pursuant to this Maintenance Agreement.

11.   PROPRIETARY RIGHTS AND COPYRIGHTS

      11.1 Maintenance software, training materials, manuals or other proprietary information furnished by PathNet ("Maintenance Aids") for Incumbent's use are either PathNet's property or property of third parties and are proprietary. Incumbent agrees to keep such Maintenance Aids confidential and to use its best efforts to prevent the unauthorized disclosure and use of such Maintenance Aids.

      11.2 Incumbent agrees to use its best efforts not to allow copies of any Maintenance Aids furnished by PathNet to be made without the prior written consent. Incumbent may make necessary copies of Maintenance Aids installed as part of its providing the Services subject to Incumbent's obligations under this Agreement.

12.   REPRESENTATIONS AND WARRANTIES

      12.1 Work Standards

      Incumbent represents and warrants that the Services shall be rendered with promptness and diligence and shall be executed in a workmanlike manner, in accordance with the practices and high professional standards used in well-managed commercial telecommunications operations performing services similar to the Services. Incumbent represents and warrants that it shall use adequate numbers of qualified individuals with suitable training, education, experience, and skill to perform the Services.

      12.2 Maintenance

      Incumbent represents and warrants that it shall maintain the Equipment so that it operates in accordance with its specifications, including (i) maintaining equipment in good operating condition, subject to normal wear and tear, and (ii) undertaking repairs and preventive maintenance on Equipment in accordance with the applicable Equipment manufacturers' recommendations.

      12.3 Efficiency and Cost Effectiveness

            (a) Incumbent represents and warrants that it shall use its best efforts to use efficiently the resources or services necessary to


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

                  provide the Services. Incumbent represents and warrants that it shall use its best efforts to perform the Services in the most cost-effective manner consistent with the required level of quality and performance as set forth in this Agreement.

            (b)   Each Party represents and warrants to the other that:

                  (i) It has the requisite corporate or partnership power and authority to enter into this Maintenance Agreement and to carry out the transactions contemplated by this Maintenance Agreement; and

                  (ii) The execution, delivery and performance of this Maintenance Agreement and the consummation of the transactions contemplated by this Maintenance Agreement have been duly authorized by the requisite corporate or partnership action on the part of such Party.

      12.4  Insurance

      Incumbent warrants and represents that during the term of this Agreement and any extension thereof, Incumbent shall maintain at Incumbent's expense all of the necessary insurance for all Incumbent's employees, agents or affiliates required to perform the Services, including, but not limited to, Worker's Compensation, disability, and unemployment insurance, and to provide PathNet with certification thereof upon request.

      12.5 Security and Safety Procedures

      In the event PathNet is required to supplement the Services, PathNet shall comply with all reasonable Incumbent security and safety procedures as provided by the Incumbent in fulfilling its obligations.

      12.6 Disclaimer

      EXCEPT AS PROVIDED IN THIS MAINTENANCE AGREEMENT, THERE ARE NO OTHER EXPRESS WARRANTIES AND THERE ARE NO IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ON THE PART OF EITHER PARTY.

13.   INDEMNITIES

      13.1  Indemnification by PathNet.


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

      To the maximum extent permitted by law, PathNet shall release, protect, defend and hold harmless Incumbent and its Affiliates and its and their respective officers, directors, employees and agents from and against any and all Losses arising from (i) personal injury, disease, death, property damage, pollution and environmental damage (including clean-up and all fines and penalties of any nature) to the extent directly or indirectly caused by or related to the negligence (whether simple or gross; active or passive), strict or absolute liability or fault of PathNet, its Affiliates or its or their officers, directors, employees, agents or contractors and
      (ii) the breach of any representation or warranty set forth in this Maintenance Agreement by PathNet.

      13.2 Indemnification by Incumbent.

      To the maximum extent permitted by law, Incumbent shall release, protect, defend and hold harmless PathNet and its Affiliates and its and their respective officers, directors, employees and agents from and against any and all Losses arising from (i) personal injury, disease, death, property damage, pollution and environmental damage (including clean-up and all fines and penalties of any nature) to the extent directly or indirectly caused by or related to the negligence (whether simple or gross; active or passive), strict or absolute liability or fault of Incumbent, its Affiliates or its or their officers, directors, employees, agents or contractors and (ii) the breach of any representation or warranty set forth in this Maintenance Agreement by Incumbent.

14.   LIABILITY

      14.1 General Intent

      Subject to the specific provisions of this Article 14, it is the intent of the Parties that each Party shall be liable to the other Party for any actual damages incurred by the non-breaching Party as a result of the breaching Party's failure to perform its obligations in the manner required by this Maintenance Agreement.

      14.2 Liability Restrictions

            14.2.1 SUBJECT TO SUBSECTION 14.2.2 BELOW, IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT OR CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

            14.2.2 The limitations set forth in subsection shall not apply to the indemnification obligations set forth in Section 11.

            14.2.3 Each Party shall have a duty to mitigate damages for which the other Party


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

      is responsible.

      14.3  Force Majeure

            Neither Party shall be liable to the other for any delays or damages or failure to act, except for the obligation to make payment when due, owing to, occasioned by or caused by reason of strikes, lockouts, fire, flood, the elements, Acts of God, wars, blockades, insurrections, riots, landslides, earthquakes, lightning, storms and civil disturbances beyond the control of the Party affected thereby, and delays due to any of the above causes shall not be deemed to be a breach or failure to perform under this Agreement (collectively a "Force Majeure Event"); provided, however, that the Party delayed by such event shall provide notice thereof to the other Party as soon as reasonably possible specifying all facts relating thereto, the anticipated consequences thereof, and any proposed actions to be taken in mitigation of adverse consequences. Neither Party shall, however, be relieved of liability for failure of performance due to a claimed Force Majeure Event hereunder if such failure is due to causes arising out of its own negligence or to removable causes that it fails to remove or remedy with reasonable dispatch.

15.   DISPUTE RESOLUTION

      15.1  Informal Dispute Resolution.

            15.1.1 Role of Program Manager. In the event Incumbent has a dispute, controversy or other complaint relating to PathNet's performance of PathNet's rights and obligations under this Agreement, Incumbent shall have the right to first contact the Program Manager to resolve such dispute, controversy or other complaint. If Incumbent is not satisfied with the resolution provided by the Program Manager, Incumbent may resort to the arbitration procedures set forth in this Section 15.

            15.1.2 Notice of Breach, Cure and Remedies. In the event of a material breach by either PathNet or Incumbent (the "Breaching Party"), the other Party (the "Non-Breaching Party") shall send by certified mail a written notice of such material breach to the Breaching Party setting forth the specific allegations of such breach. Upon receipt of the notice of breach, the Breaching Party shall have thirty (30) days to cure such breach. In the event the Breaching Party fails to cure such breach, as determined by the Non-Breaching Party in its sole discretion, and the Breaching Party determines, in its sole discretion, that it has cured such breach, either the Breaching Party or the Non-Breaching Party may invoke the arbitration procedures set forth in Section 15.2 to resolve whether such breach has been cured.

      15.2 Arbitration.


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

            15.2.1 Arbitration; Resolution of Disputes. Subject to Section 15.1, any and all disputes and controversies between Incumbent and PathNet concerning this Agreement (each a "Dispute") shall be subject to resolution as set forth in this Section 15.

            15.2.2 Referral to Binding Arbitration. Each Party shall have the right, but not the obligation, to refer any Dispute for final resolution by binding arbitration in accordance with the American Arbitration Association (the "Association") Rules for Arbitration of business disputes (the "Arbitration Rules").

            15.2.3 Binding Effect. The Parties acknowledge and agree that (i) the award in any arbitration shall be final, conclusive and binding on the Parties and (ii) any such arbitration award be a final resolution of the Dispute between the Parties to the same extent as a final judgment of a court of competent jurisdiction.

            15.2.4 Use of Courts and Other Legal Remedies. Each Party covenants and agrees that it shall not resort to any court for legal remedies concerning any Dispute other than to enforce a final decision by the arbitrators or for preliminary, interim or provisional equitable relief in aid of arbitration.

            15.2.5 Arbitration Process.

            (a) Site and Arbitration Tribunal. Absent agreement to the contrary by the Parties, the arbitration will be conducted in New York, New York, by a panel of three (3) arbitrators with expertise in the fields of telecommunications engineering and construction.

            (b) Limitation on Awards. Arbitrators may not award (i) the right to terminate this Agreement or any of the rights and obligations hereunder, or (ii) any other right or remedy that contravenes the terms and conditions of this Agreement.

            (c) Period of Limitations. In the event the Party claiming a Dispute under Section 17.1.2 does not institute binding arbitration within four
      (4) years after notice of breach, such Party shall forever be barred from bringing a claim on the specific subject matter of such Dispute.

            (d) Attorneys' Fees. The arbitrator shall award the reasonable cost, including attorneys' fees, to the prevailing Party.

16.   MISCELLANEOUS

      16.1  Notice Provision

      All notices pertaining to disputes arising from this Maintenance Agreement shall be directed to a corporate or partnership entity or employee designated by the signators as having full rights and responsibilities to address such issues. Notices under this


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

      Maintenance Agreement shall be sufficient only if personally delivered by a commercial prepaid delivery or courier service or mailed by certified or registered mail, return receipt requested to a party at its address set forth in the signature block below or as amended by notice pursuant to this subsection. If not received sooner, notice by mail shall be deemed received five (5) business days after deposit in the U.S. mail. All notices shall be delivered as follows:

      If to PathNet:

            Michael A. Lubin, Esquire
            Vice President and General Counsel
            PathNet, Inc.
            6715 Kenilworth Avenue, Suite 200
            Riverdale, Maryland 20737

      If to Incumbent:

            Mr. Tom Bruscino
            Director, Telecommunications
            KN Energy
            370 Van Gordon Street
            Lakewood, CO 80228-8304

      16.2 Binding Nature: Entire Agreement

      PathNet and Incumbent acknowledges (i) that each has read and understands the terms and conditions of this Maintenance Agreement and agrees to be bound by such terms and conditions, (ii) that this Maintenance Agreement is the complete and conclusive statement of the agreement between the Parties, and (iii) that this Maintenance Agreement sets forth the entire agreement and understanding between the Parties relating to the subject matter hereof. All understandings and agreements, oral and written, heretofore made between Incumbent and PathNet relating to the subject matter hereof are merged in this Maintenance Agreement which alone, fully and completely expresses their agreement on the subject matter of maintenance service to be provided by Incumbent. The provisions of this Maintenance Agreement are separate and apart from the provisions of the FPM Agreement and may not in any way affect either Party's obligations with regard to the FPM Agreement.

      16.3 Amendment

      No modification of, additions to or waiver of this Maintenance Agreement shall be binding upon Incumbent and PathNet unless such modification is in writing and signed by an authorized representative of each Party.

      16.4 Severability


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

      If any term or provision of this Maintenance Agreement shall to any extent be held by a court or other tribunal to be invalid, void or unenforceable, then that term or provision shall be inoperative and void insofar as it is in conflict with law, but the remaining terms and provisions of this Maintenance Agreement shall nevertheless continue in full force and effect and the rights and obligations of the Parties shall be deemed to be restated to reflect newly as possible the original intentions of the Parties in accordance with applicable law.

      16.5 Headings

      Section and paragraph headings used in this Maintenance Agreement are for reference and convenience only and are not to be deemed or construed to be part of this Maintenance Agreement.

      16.6 Consents and Approval

      Except where expressly provided as being in the discretion of a Party, where agreement, approval, acceptance, consent, or similar action by either Party is required under this Maintenance Agreement, such action shall not be unreasonably delayed or withheld. An approval or consent given by a Party under this Maintenance Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Maintenance Agreement, nor shall it be construed as a waiver of any rights under this Maintenance Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

      16.7 Compliance with Laws and Regulations

      Each Party shall perform its obligations in a manner that complies with the applicable Federal, state and local laws, regulations, ordinances and codes (including identifying and procuring required permits, certificates, approvals and inspections). If a charge of noncompliance by either Party with any such laws, regulations, ordinances or codes occurs, the Party charged with such non-compliance shall promptly notify the other Party of such charges in writing.

      16.8 Governing Law

      This Maintenance Agreement and the rights and duties of the parties shall be governed and interpreted in accordance with the laws of the State of New York, other than the choice of law rules thereof.

      16.9 Binding Nature and Assignment

      This Maintenance Agreement shall be binding on the Parties hereto and their respective successors and assigns. Neither Party may or shall have the power to assign this

      Maintenance Agreement without the prior written consent of the other, except that either Party may assign its rights and obligations under this Maintenance Agreement without the approval of the other Party to an entity which acquires all or substantially all of the assets of that Party to any subsidiary or Affiliate or successor in a merger or acquisition of that Party; provided that in no event shall any such assignment relieve that Party of its obligations under this Maintenance Agreement.

      16.10 Waiver

      Failure or delay on the part of Incumbent or PathNet to exercise any right, power or privilege under this Maintenance Agreement shall not constitute a waiver of any right power or privilege of this Maintenance Agreement.

      16.11 Time To Sue

      No action shall be brought for any breach of this Maintenance Agreement more than two (2) years after the accrual of such cause of action, except where applicable law provides for a shorter limitation period, in which event that period should apply.

      16.12 Relationship of Parties

      Incumbent, in furnishing the services hereunder, is acting as an independent contractor, and Incumbent has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed all work to be performed by Incumbent under this Maintenance Agreement. Incumbent is not an agent of PathNet and has no authority to represent PathNet as to any matters, except as expressly authorized in this Maintenance Agreement.

      16.13 Survival

      Any provision of this Maintenance Agreement which contemplates performance or observance subsequent to any termination or expiration of this Maintenance Agreement shall survive any termination or expiration of this Maintenance Agreement and continue in full force and effect.

      16.14 Covenant of Good Faith

      Each Party agrees that in its respective dealings with the other Party under or in connection with this Maintenance Agreement, it shall act in good faith.


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

       IN WITNESS WHEREOF, the parties hereto have executed this Maintenance Service Agreement, or caused it to be executed by a duly authorized officer, as of the date first written above.

PATHNET, INC.                          KN ENERGY, INC.

By: /s/ Dave Schaeffer                 By: /s/ Thomas Bruscino
   -------------------------------        -------------------------------
Name: DAVE Schaeffer                   Name: Thomas Bruscino
     -----------------------------          -----------------------------
Title: Chairman                        Title: Director Telecommunications
      ----------------------------           ----------------------------
Date: 10/13/97                         Date: 10/10/97
     -----------------------------           ----------------------------


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